Lake Shore Bancorp, Inc. Announces 2020 Third Quarter and Year to Date Financial Results and Declares Dividend

DUNKIRK, N.Y. —  October 26, 2020 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.23 million, or $0.21 per diluted share, for the third quarter of 2020 compared to net income of $1.21 million, or $0.20 per diluted share, for third quarter of 2019. For the first nine months of 2020, the Company reported unaudited net income of $3.3 million, or $0.56 per diluted share, as compared to $2.9 million, or $0.48 per diluted share, for the first nine months of 2019.

2020 Third Quarter and Year to Date Financial Highlights:

•

Net income of $1.2 million in the third quarter of 2020 was static when compared to the third quarter of 2019. Third quarter 2020 was primarily impacted by an increase in non-interest income, nearly offset by an increase in income tax expense and a decrease in net interest income. Net income increased $400,000, or 13.8%, for the nine months ended September 30, 2020 when compared to the same period in 2019, primarily due to an increase in net interest income and a decrease in non-interest expense partially offset by increases in provision for loan losses and income tax expense;

•

Provision for loan losses for the nine months ended September 30, 2020 was $1.1 million, a $400,000 increase as compared to the prior year period, primarily reflecting the economic uncertainty relating to COVID-19. The resulting allowance was 1.13% of the total loan portfolio at September 30, 2020 (excluding the $18.6 million of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans outstanding at September 30, 2020 that are 100% guaranteed by the SBA);

•

Loans, net totaled $491.3 million at September 30, 2020, compared to $470.8 million at December 31, 2019, an increase of $20.5 million, or 4.3%, primarily due to the origination of commercial real estate, commercial construction and PPP loans during the first nine months of 2020;

•

Total assets at September 30, 2020 increased $71.8 million, or 11.8%, to $682.7 million when compared to December 31, 2019 primarily due to an increase in cash and cash equivalents which was driven by deposit growth, as well as an increase in loans and securities available for sale; and

•	Total deposits grew by $72.1 million, or 14.9%, to $555.5 million at September 30, 2020 when compared to December 31, 2019, primarily due to growth in core deposits.

“We remain focused on building sustainable value for our franchise via active risk management practices to navigate the ongoing challenges presented by the pandemic and economic environment,” stated Daniel P. Reininga, President and Chief Executive Officer.  “Our solid capital base, strong underwriting culture and personal approach to customer service will provide us resiliency in the current economic environment.”

COVID 19 Pandemic Update

During the 2nd and 3rd quarters of 2020, the Bank originated SBA PPP loans to lessen the economic impact of the COVID-19 pandemic on small businesses in our market areas. The Bank originated 252 PPP loans for $26.9  million, of which 68.5% was funded directly by the Bank and the remaining 31.5% was funded indirectly via our partnership with an SBA lender that operates in the northeast. As of September 30, 2020, $18.6 million of the directly funded PPP loans were still outstanding on the Bank’s balance sheet.

The Bank also implemented a loan deferral program, in line with regulatory guidance, to further assist customers that have been impacted by the pandemic. As of June 30, 2020, we had approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio. The number of loan payment deferral requests has decreased and as of September 30, 2020 there were 25 loans, representing $20.8 million, or 4.2%, of the loan portfolio, that are deferring payments.

While many industries have and will continue to experience adverse impacts as a result of the COVID-19 pandemic, the Company’s management team has considered the categories below to be “at risk” of significant impact.  The table below identifies these segments as well as the outstanding loan balance, committed loan balance, and current outstanding payment deferrals for each industry type.

	At September 30, 2020
	(dollars in thousands)
	Number of	Balance Outstanding	% of Total Loans		Total Outstanding with Payment Deferrals
Industry Type	Loans	($)	Outstanding	Loan Commitments ($)	#	$

Retail (non-essential)	19	$17,266	3.5%	$280	-	$-
Eating and Drinking Establishments	41	16,457	3.3	3,250	11	9,990
Construction Trades	49	10,431	2.1	11,493	-	-
Hotels/Accommodations	17	11,169	2.3	854	4	6,903
Dental and Medical Practices and Gyms	13	3,690	0.7	2,063	1	193
	139	$59,013	12.0%	$17,940	16	$17,086

“The pandemic has dramatically changed the way we live, work and play and we remain committed to practicing proper protocols to provide a safe environment for our customers, employees and their families,” stated Mr. Reininga. “We offer multiple points of contact for our customers to complete banking transactions including via telephone, mobile or online banking, in person or at our ATMs or drive-thru lanes.”

Net Interest Income

Third quarter 2020 net interest income decreased $45,000, or 0.9%, to $4.9 million as compared to $5.0 million for the third quarter 2019.  For the first nine months of 2020, net interest income increased $668,000, or 4.7%, to $14.8 million as compared to $14.2 million for the first nine months of 2019.

Interest income for the third quarter of 2020 was $5.9 million, a decrease of $397,000, or 6.3%, compared to $6.3 million for third quarter 2019.  The decrease was attributable to a 95 basis points decrease in the average yield earned on assets due to the decrease in market interest rates since September 30, 2019. The decrease was partially offset by a $95.0 million, or 17.5%, increase in the average balance of interest-earning assets during third quarter 2020 as compared to the third quarter 2019. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of cash and cash equivalents, commercial real estate, commercial construction and PPP loans.

Interest income for the first nine months of 2020 was $18.4 million, an increase of $424,000, or 2.4%, compared to $17.9 million for the first nine months of 2019.  The increase was attributable to an  $86.0 million, or 16.4%, increase in the average balance of interest-earning assets during the nine month period ended September 30, 2020 as compared to the nine month period ended September 30, 2019. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of cash and cash equivalents, commercial real estate,  commercial construction and PPP loans. The increase was partially offset by a 55 basis points decrease in the average yield earned on assets due to the decrease in market interest rates since September 30, 2019.

Third quarter 2020 interest expense was $1.0  million, a decrease of $352,000, or 25.8%, from $1.4  million for the third quarter 2019 primarily due to a decrease in interest paid on deposit accounts. During the third quarter of 2020, there was a 45 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since September 30, 2019. The decrease was partially offset by a $63.2 million, or 15.8%, increase in average interest-bearing deposits during the 2020 third quarter as compared to the 2019 third quarter.  The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels.

The first nine months of 2020 interest expense was $3.5 million, a decrease of $244,000, or 6.5%, from $3.8 million for the first nine months of 2019 primarily due to a decrease in interest paid on deposit accounts. During the first nine months of 2020, there was a 23 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since September 30, 2019. The decrease was partially offset by a $57.7 million, or 14.8%, increase in average interest-bearing deposits during the first nine months of 2020 as compared to the first nine months of 2019. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels. The decrease in interest expense was partially offset by a $55,000 increase in interest paid on long-term borrowings. Interest expense paid on long-term borrowings increased due to a $6.1 million increase in the average balance of borrowings during the first nine months of 2020 as compared to the first nine months of 2019. The increase in the average balance was due to additional borrowings drawn by the Bank to take advantage of low, fixed interest rates to fund loan growth and mitigate interest rate risk.

Non-Interest Income

Non-interest income was $771,000 for the third quarter of 2020, an increase of $102,000, or 15.2%, as compared to the same quarter in the prior year. The increase was primarily due to a $157,000 increase in gains on the sale of loans and a net  $10,000 increase in unrealized gains  on interest rate swaps and equity securities partially offset by a $66,000 decrease in service charges and fees. The decrease in service charges and fees was primarily due to the waiver of certain ATM fees and other service charges to provide relief to customers during the COVID-19 pandemic.

Non-interest income was $1.8 million for the first nine months of 2020, an increase of $30,000, or 1.7%, as compared to the first nine months in the prior year. The increase was primarily a result of a $304,000 increase in gains on the sale of loans. The volume of residential mortgage loans originated for sale during the first nine months of 2020 increased significantly as compared to the prior year period due to a decrease in market rates during 2020.  We sell certain low, fixed rate mortgages into the secondary market to manage interest rate risk. The increase in non-interest income was  partially offset by a $128,000 increase in unrealized losses on interest rate swaps and equity securities as a result of decreases in market interest rates during the first nine months of 2020 and a $139,000 decrease in service charges and fees due to the waiver of certain ATM fees and other service charges for our customers during the COVID-19 pandemic.

Non-Interest Expense

Non-interest expense was $3.9 million for the third quarter of 2020 and 2019. Salary and employee benefits expense increased $61,000, or 2.9%, primarily due to an increase in employee salaries during the third quarter of 2020 when compared to the third quarter of 2019. The current year third quarter also had higher FDIC insurance and occupancy and equipment costs. These increases were offset by a decrease in other expenses.

Non-interest expense was $11.7 million for the first nine months of 2020, a decrease of $214,000, or 1.8%, as compared to the first nine months of 2019, primarily due to a decrease in salary and employee benefits expense. Salary and employee benefits expense decreased by $198,000, or 3.0%, due to an increase in deferred salary expense related to increased loan originations and decreases in stock compensation expenses and health insurance costs, partially offset by an increase in employee salaries. The first nine months of 2020 also had lower other expenses and data processing expenses, which were partially offset by higher expenses for occupancy and equipment, advertising and postage and supplies.

Asset Quality

The provision for loan losses was $300,000 for third quarter 2020 and 2019. The third quarter 2020 provision expense was primarily due to specific reserves required for changes in classification for certain commercial business loans and general reserves for loan originations in the third quarter of 2020.

The provision for loan losses for the first nine months of 2020 was $1.1 million as compared to $725,000 for the first nine months of 2019. The increase in the provision expense was primarily due to an adjustment of certain qualitative factors to take into account the impact of COVID-19 and related economic conditions on borrowers’ ability to repay loans and an increase in criticized commercial real estate and commercial business loans. Non-performing loans as a percent of total net loans decreased slightly to 0.74% at September 30, 2020 as compared to 0.75% at December 31, 2019. The Company’s allowance for loan losses as a percent of total net loans was 1.09% and 0.91% at September 30, 2020 and December 31, 2019, respectively.

Balance Sheet Summary

Total assets at September 30, 2020 were $682.7 million, a $71.8 million, or 11.8%, increase as compared to $610.9 million at December 31, 2019. Loans receivable, net at September 30, 2020 were $491.3 million, a $20.5 million, or 4.3%, increase as compared to $470.8 million at December 31, 2019. The increase in total loans was primarily due to commercial real estate, commercial construction and PPP loan originations. Securities available for sale increased $10.4 million, or 14.7%, to $81.6 million at September 30, 2020 from $71.2 million at December 31, 2019. Cash and cash equivalents increased by $40.9 million, or 134.9%, from $30.3 million at December 31, 2019 to $71.1 million at September 30, 2020.  The increase was primarily due to a $72.1 million, or 14.9%, increase in deposits, partially offset by the use of funds for loan originations and securities purchases. Total deposits at September 30, 2020 were $555.5 million, an increase of $72.1 million, or 14.9%, compared to $483.5 million at December 31, 2019. The increase in deposits was due to an increase in core deposit accounts.

Stockholders’ equity at September 30, 2020 was $84.9  million as compared to $82.8 million at December 31, 2019. The increase in stockholders’ equity was primarily attributed to net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases during the first nine months of 2020.

Dividends Declared

On October 23, 2020, the Company’s Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock, an increase of $0.01 per share of common stock over the most recent quarterly cash dividend declared in July 2020.  The dividend is payable on November 19, 2020, to shareholders of record as of November 5, 2020. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 62.4%, of the Company’s total outstanding stock as of October 23, 2020, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $12.57 on October 22,  2020, which implied a dividend yield for the Company’s common stock of 4.1%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

 # # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2020	2019
	(Unaudited)
	(Dollars in thousands)

Total assets	$682,663	$610,869
Cash and cash equivalents	71,139	30,289
Securities available for sale	81,641	71,201
Loans receivable, net	491,268	470,816
Deposits	555,538	483,476
Long-term debt	31,350	34,650
Stockholders’ equity	84,887	82,840

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,922	$6,319	$18,357	$17,933
Interest expense	1,014	1,366	3,515	3,759
Net interest income	4,908	4,953	14,842	14,174
Provision for loan losses	300	300	1,125	725
Net interest income after provision for loan losses	4,608	4,653	13,717	13,449
Total non-interest income	771	669	1,834	1,804
Total non-interest expense	3,922	3,919	11,655	11,869
Income before income taxes	1,457	1,403	3,896	3,384
Income tax expense	226	191	581	469
Net income	$1,231	$1,212	$3,315	$2,915
Basic and diluted earnings per share	$0.21	$0.20	$0.56	$0.48
Dividends declared per share	$0.12	$0.12	$0.36	$0.36

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)

Return on average assets	0.72%	0.83%	0.68%	0.69%
Return on average equity	5.78%	5.88%	5.23%	4.76%
Average interest-earning assets to average interest-bearing liabilities	128.37%	125.36%	126.13%	124.82%
Interest rate spread	2.90%	3.41%	3.05%	3.37%
Net interest margin	3.08%	3.66%	3.25%	3.61%

	September 30,	December 31,
	2020	2019
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.74%	0.75%
Non-performing assets as a percent of total assets	0.56%	0.71%
Allowance for loan losses as a percent of total net loans	1.09%	0.91%
Allowance for loan losses as a percent of non-performing loans	147.38%	120.30%

	September 30,	December 31,
	2020	2019
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,835,237	5,924,339
Treasury stock, number of shares held	1,001,277	912,175
Book value per share	$14.55	$13.98